Tidal Trust II N-CSRS

Exhibit 99.IND

Change in Independent Registered Public Accounting Firm

On March 22, 2023, the Audit Committee of the Board of Trustees of Tidal Trust II (the “Trust”) appointed Cohen & Company, Ltd. (“Cohen”) as the independent registered public accounting firm for Return Stacked Bonds & Managed Futures ETF (the “Fund”) for the fiscal period ended January 31, 2024. Previously, BBD, LLP (“BBD”) served as the independent registered public accounting firm for the Fund. In March 2023, Cohen acquired the investment management group of BBD.

During the period from February 23, 2023 (commencement of operations) to March 22, 2023 there were no (i) disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

For the period from February 23, 2023 (commencement of operations) to March 22, 2023, neither the Fund nor anyone on its behalf has consulted with Cohen regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund’s financial statements, and neither a written report was provided to the Fund nor oral advice was provided that Cohen concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K). The selection of Cohen does not reflect any disagreements or dissatisfaction by the Fund or Trust with the performance of BBD.

October 5, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Tidal Trust II

File no. 811-23793

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Return Stacked Bonds & Managed Futures ETF, a series of shares in Tidal Trust II, dated October 5, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP